                                                                      Exhibit 16



                                [KPMG Letterhead]


November 16, 2005

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We are currently principal accountants for Willbros Group, Inc. and under the date of February 20, 2004, except for note 7 which is as of March 12, 2004, we reported on the consolidated financial statements of Willbros Group, Inc. as of and for the years ended December 31, 2003 and 2002. On November 10, 2005, we notified the Company that the auditor-client relationship will cease upon completion of the audit of Willbros Group, Inc.'s consolidated financial statements as of and for the year ended December 31, 2004, and the issuance of our report thereon, and filing of the Company's Form 10-Q's for the three month period ended March 31, 2005 and six month period ended June 30, 2005. We have read Willbros Group Inc.'s statements included under Item 4.01 of its Form 8-K dated November 10, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Willbros Group, Inc.'s following statements: (i) "The resignation of KPMG has been accepted by the Audit Committee of the Company's Board of Directors", (ii) "Company management with oversight from the Audit Committee has devoted substantial effort to the remediation of its material weaknesses described above, and to the improvement of the Company's internal control over financial reporting", (iii) any of the statements made regarding actions taken by the Company subsequent to December 31, 2004, to "remediate its material weaknesses, and to improve the Company's internal control over financial reporting" and (iv) "The Audit Committee is in discussions with a number of independent registered public accounting firms for selection as a replacement for KPMG."

Very truly yours,

/s/ KPMG LLP